AGREEMENT AND PLAN OF MERGER
                                       OF
               GO ONLINE NETWORKS CORPORATION, A DELAWARE CORPORATION,
                                      AND
            JONES NAUGHTON ENTERTAINMENT, INC., A COLORADO CORPORATION

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 8,
1999 ("Merger Agreement") is entered into by and between Jones
Naughton Entertainment, Inc., a Colorado corporation ("JNNE"), and Go Online Networks Corporation, a Delaware corporation ("Go
Online"), which corporations are sometimes referred to herein as the "Constituent Corporations."

                                 R E C I T A L S

A. JNNE is a corporation duly organized and existing under the laws of the State of Colorado and has authorized capital of 100,000,000 shares of Common Stock, no par value (the "JNNE Common Stock"), and 20,000,000 shares of Preferred Stock, no par value. As of August 12, 1999, 71,302,677 shares of JNNE Common Stock were issued and outstanding and 499,333 shares of Series A Preferred Stock (the "JNNE Preferred Stock") were issued and outstanding.

B. Go Online is a corporation duly organized and existing under the laws of the State of Delaware and has authorized capital of 100,000,000 shares of Common Stock, par value $0.001 per share (the "Go Online Common Stock"), and 20,000,000 shares of Preferred Stock, par value $0.001 per share. As of August 13, 1999, 100 shares of Go Online Common Stock were issued and outstanding, all of which were held by JNNE. On August 13, 1999, the Board of Directors authorized a series of preferred stock designated Series A Preferred Stock (the "Go Online Preferred Stock"), having rights, preferences, and privileges identical to that of the JNNE Preferred Stock. No shares of Go Online Preferred Stock were issued and outstanding.

C. The Board of Directors of JNNE has determined that it is advisable and in the best interests of JNNE and its shareholders that JNNE merge with and into Go Online upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of JNNE in the State of Delaware.

D. The respective Boards of Directors of JNNE and Go Online have adopted and approved the terms and conditions of this Merger
Agreement.

E. The parties intend by this Merger Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree, subject to the terms and conditions set forth herein, as follows:


                                  I.
                                MERGER

1.1 Merger. In accordance with the provisions of this Merger Agreement, the Colorado Business Corporation Act and the Delaware General Corporation Law, JNNE shall be merged with and into Go Online (the "Merger"), the separate existence of JNNE shall cease and Go Online shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "Go Online Networks Corporation".

1.2 Filing and Effectiveness. The Merger shall become effective when the following actions have been completed:

(a) All of the conditions precedent to the consummation of the Merger specified in this Merger Agreement and required under the Colorado Business Corporation Act and the Delaware General Corporation Law have been satisfied or duly waived by the party entitled to satisfaction thereof;

(b) An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the Colorado Business Corporation Act has been filed with the Secretary of State of the State of Colorado; and

(c) An executed Certificate of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the
 Delaware General Corporation Law has been filed with the Secretary of State of the State of Delaware.

The date and time when the Merger shall become effective is herein called the "Effective Time of the Merger."

1.3 Effect of the Merger.  At the Effective Time of the
Merger, the separate existence and corporate organization of JNNE shall cease and Go Online, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately before the Effective Time of the Merger,
(ii) shall be subject to all actions previously taken by its and JNNE's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of JNNE in the manner more fully set forth in Section 259(a) of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately before the Effective Time of the Merger and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of JNNE in the same manner as if Go Online had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Colorado Business Corporation Act.

                                     II.
                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1  Certificate of Incorporation.  The Certificate of
Incorporation of Go Online as in effect immediately before the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law.

 2.2 Bylaws. The Bylaws of Go Online as in effect immediately before the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law.

2.3 Officers and Directors. The persons who are officers and directors of Go Online immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be the officers and directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation, Bylaws and applicable law.

                                      III.
                         MANNER OF CONVERSION OF STOCK

3.1  JNNE Shares.

(a) Upon the Effective Time of the Merger, each share of JNNE Common Stock, no par value, issued and outstanding immediately before the Effective Time of the Merger shall by virtue of the Merger and without any action by the Constituent Corporations, by the holder of such shares or by any other person, be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value per share, of the Surviving Corporation.

(b) Upon the Effective Time of the Merger, each share of JNNE Series A Preferred Stock, no par value, issued and outstanding immediately before the Effective Time of the Merger shall by virtue of the Merger and without any action by the Constituent Corporations, by the holder of such shares or by any other person, be converted into and become one fully paid and nonassessable share of Series A Preferred Stock, $0.001 par value per share, of the Surviving Corporation.

3.2 JNNE Options, Warrants and Convertible Securities. At the Effective Time of the Merger, the Surviving Corporation shall assume and continue the stock option plans of JNNE, if any, and all options, warrants and rights to purchase or acquire shares of JNNE Common Stock. At the Effective Time of the Merger, each outstanding and unexercised option, warrant and right to purchase or acquire shares of JNNE Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase or acquire shares of the Surviving Corporation's Common Stock on the basis of one share of the Surviving Corporation's Common Stock for each share of JNNE Common Stock issuable pursuant to any such option, warrant or right, and under the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such JNNE option, warrant or right. No options, warrants or rights to purchase or acquire Preferred Stock of JNNE currently exist.

A number of shares of the Surviving Corporation's Common
Stock shall be reserved for issuance upon the exercise of options, warrants and other securities equal to the number of shares of JNNE Common Stock so reserved immediately before the Effective Time of the Merger.

3.3 Go Online Common Stock. Upon the Effective Time of the Merger, each share of Go Online Common Stock, $.001 par value per share, issued and outstanding immediately before the Effective Time of the Merger shall, by virtue of the Merger and without any action by Go Online, by the holder of such shares or by any other person, be canceled and returned to the status of authorized but unissued shares.

3.4 Exchange of Certificates. After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of JNNE Common Stock or JNNE Preferred Stock may, at such shareholder's option, surrender the same for cancellation to American Securities Transfer & Trust, Inc., as transfer agent (the "Transfer Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's Common Stock or Preferred Stock, as the case may be, into which the surrendered shares were converted as herein provided.
 Until so surrendered, each outstanding certificate theretofore representing shares of JNNE Common Stock or JNNE Preferred Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation's Common Stock or Preferred Stock into which the shares of JNNE Common Stock or Preferred Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Transfer Agent of any such outstanding certificate shall, until such certificate has been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Transfer Agent, have and be entitled to exercise any voting or other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock or Preferred Stock, as the case may be, of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock or Preferred Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to restrictions on transferability as the certificates of JNNE so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

                                      IV.
                                    GENERAL

4.1 Covenants of Go Online. Go Online covenants and agrees that it will, on or before the Effective Time of the Merger, take such actions as may be required by the Colorado Business
Corporation Act in order to effectuate the Merger.

4.2 Further Assurances. From time to time, as and when required by Go Online or by its successors or assigns, there shall be executed and delivered on behalf of JNNE such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Go Online the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of JNNE and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Go Online are fully authorized in the name and on behalf of JNNE or otherwise to take all such actions and to execute and deliver all such deeds and other instruments.

4.3 Deferral. Consummation of the Merger may be deferred by the Board of Directors of JNNE for a reasonable period of time if the Board of Directors determines that deferral would be in the best interests of JNNE and its shareholders.

4.4 Amendment. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Merger Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Merger Agreement by the shareholders of JNNE and Go Online, but not later than the Effective Time of the Merger; provided, however, that no such amendment, modification or supplement not approved by the shareholders of JNNE and Go Online shall adversely affect the rights of such shareholders or change any of the principal terms of this Merger Agreement.

4.5 Dissenters. In the event that the shareholders of JNNE exercise their dissenters rights in accordance with the Colorado Business Corporations Act such that the aggregate amount of monies to be paid by JNNE to such dissenting shareholders exceeds
$2,500.00, then JNNE's Board of Directors may terminate this Agreement and the Merger without further cause.

4.6 Abandonment. At any time before the Effective Time of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either JNNE or of Go Online, or of both, notwithstanding the approval of this Merger Agreement by the shareholders of JNNE or Go Online, or by both, if circumstances arise which make the Merger inadvisable. In the event of abandonment of this Merger Agreement, as above provided, this Merger Agreement shall become wholly void and of no effect, and no liability on the part of the Board of Directors or shareholders of JNNE or Go Online shall arise by virtue of such termination.

4.7 Expenses. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties.
 If for any reason the Merger shall not become effective, JNNE shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

4.8 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 15 E. North Street, City of Dover, County of Kent, Delaware 19901, and
Paracorp, Inc. is the registered agent of the Surviving Corporation at such address.

4.9 Agreement. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation and, upon request and without cost, a copy thereof will be furnished to any shareholder.

4.10 Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the Merger provisions of the Colorado Business
Corporation Act.

4.11 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, JNNE and Go Online have caused this
Merger Agreement to be signed by their respective duly authorized officers.

JONES NAUGHTON ENTERTIANMENT, INC.
a Colorado corporation



By: /s/Joseph M. Naughton
Its:  Chief Executive Officer




ATTESTED:




By:  /s/Joseph M. Naughton
Its:  Secretary



GO ONLINE NETWORKS CORPORATION
a Delaware corporation



By:  /s/Joseph M. Naughton
Its:  Chief Executive Officer



ATTESTED:



By:  /s/James Cannon
Its:  Secretary